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                                                                     EXHIBIT 4.7


                               JOINDER AGREEMENT
                               -----------------

                         AMENDED AND RESTATED GUARANTY
                             (TOWER KENTUCKY DEBT)


     THIS JOINDER AGREEMENT is dated as of May 30, 1996 by MASCOTECH STAMPING TECHNOLOGIES, INC., a Delaware corporation ("New Guarantor").

     WHEREAS, pursuant to Section 8.17 of that certain Third Amended and Restated Credit Agreement dated as of January 16, 1996 (as amended, modified or otherwise supplemented from time to time, the "Credit Agreement") by and among R.J. Tower Corporation, a Michigan corporation ("Company"), the Banks signatory thereto and Comerica Bank, as Agent for the Banks (in such capacity, "Agent"), and pursuant to Section 6.7 of that certain Amended and Restated Guaranty (Tower-Kentucky Debt) dated as of January 16, 1996 (as amended, modified or otherwise supplemented from time to time, the "Guaranty") executed and delivered by the Guarantors named therein ("Guarantors") in favor of Agent, for and on behalf of the Banks, the New Guarantor must execute and deliver a joinder agreement in accordance with the Credit Agreement and the Guaranty.

     NOW THEREFORE, as a further inducement to Banks to continue to provide credit accommodations to Company and the Account Parties (as defined in the Credit Agreement), New Guarantor hereby covenants and agrees as follows:

     1. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

     2. New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 8.17 of the Credit Agreement and Section 6.7 of the Guaranty and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement (and the other Loan Documents, as defined in the Credit Agreement), from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

     3. New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty as fully as though New Guarantor had executed and delivered the Guaranty at the time originally executed and delivered under the Credit Agreement and hereby
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          ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

     4. No Default or Event of Default (each such term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.

     5. This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.

     IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of May 30, 1996.


                              MASCOTECH STAMPING TECHNOLOGIES, INC.



                              By: /s/ Anthony A. Barone
                                 ______________________________

                              Its:_____________________________

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